UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 9, 2012

LAS VEGAS RAILWAY EXPRESS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	333-144973 (Commission File Number)	56-2646797 (I.R.S. Employer Identification No.)

6650 Via Austi Parkway, Suite 170 Las Vegas, NV 89119 (Address of principal executive offices) (zip code)

702 583 6715 (Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On January 9, 2012, Las Vegas Railway Express, Inc. (the “Company”) elected Mr. John McPherson as a director of the Company, effective January 15, 2012.

Mr. McPherson, 65, has served as a director of CSX Corporation from July 2008 to present. From 1999 until his retirement in 2007, Mr. McPherson served as President and Chief Operating Officer of Florida East Coast Railway, a wholly-owned subsidiary of Florida East Coast Industries, Inc.

On January 9, 2012, the Company elected Mr. John Marino as a director of the Company, effective January 15, 2012.

Mr. Marino, 73, has been serving as President of Transportation Management Services, Inc. since 1983. Mr. Marino received his bachelor degree in civil engineering from Princeton University in 1961, and his master degree in transportation engineering from Purdue University in 1963.

In consideration of the service as directors, Mr. McPherson and Mr. Marino will receive 500,000 shares of the Company’s common stock and a cash payment of $12,000 per annum, respectively.

There are no understandings or arrangements between Mr. McPherson or Mr. Marino and any other person pursuant to which Mr. McPherson or Mr. Marino was selected as a director. There is no family relationship between Mr. McPherson or Mr. Marino with any of our other officers and directors, or person nominated or chosen by the Company to become a director or executive officer. There has not been any transaction or currently proposed transaction, in which the Company was or is to be a participant and the amount involved exceeds $120,000, and in which Mr. McPherson or Mr. Marino had or will have a direct or indirect material interest since the beginning of the Company’s last fiscal year.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 10, 2012	LAS VEGAS RAILWAY EXPRESS, INC.

By: /s/Michael Barron
Michael Barron
Chief Executive Officer